1400 Union Meeting Road
Blue Bell, PA 19422
Phone:   215-619-2700

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253


                      C&D TECHNOLOGIES REPORTS EARNINGS FOR
                             FOURTH QUARTER FY 2004


BLUE BELL, Pa., March 15, 2004 -- C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced financial results for the fourth quarter ended January 31, 2004. Net income for the quarter was $4.3 million, or 17 cents per share, compared to $5.3 million or 21 cents per share in the prior year's fourth quarter, when the effective tax rate was 19.3% (4.5 cents per share), which reflected a one-time state tax refund. Net sales for the quarter were $81.2 million, a 2% increase from the prior year's fourth quarter sales of $79.8 million.

For the fiscal year ended January 31, 2004, net income was $14.9 million, or 58 cents per share, versus $19.3 million, or 74 cents per share in the prior year. Sales for the year were $324.8 million versus $335.7 million for the fiscal year ended January 31, 2003.

"Despite the challenges faced during fiscal 2004, we accomplished a number of important outcomes," stated Wade H. Roberts, Jr., president and chief executive officer of the company. "We remained solidly profitable, continued to strengthen the company's balance sheet, generated $41.4 million of cash from operations, and completed the acquisition of a large, modern, manufacturing facility (and associated battery technology) in Reynosa, Mexico that will provide a platform for economic production and future growth. C&D Technologies remains well positioned as demand for reliable power increases and end markets improve."

C&D Technologies' fiscal 2004 fourth quarter operating results from its reporting segments were as follows:

Dynasty - Sales increased 26% in the quarter to $28.2 million from $22.3 million in the prior year's fourth quarter. This increase was primarily due to an increase in orders from UPS equipment OEMs coupled with a modest improvement in the cable TV equipment market. Operating income for the segment increased 49% to $4.7 million from $3.2 million in the fourth quarter of fiscal 2003.

Power Electronics - Sales increased 14% during the quarter to $10.6 million from $9.2 million in the prior year's fourth quarter. The revenue increase reflected increased demand for DC to DC converters and compact PCI products. Operating income in the fourth quarter was $1.7 million, which included a benefit of approximately $1 million, primarily related to year-end physical inventory adjustments and a decrement in the LIFO valuation. This compares to an operating loss of $809,000 in the fourth quarter of fiscal 2003, that included a charge of $1.3 million for the reorganization of certain manufacturing operations.

Motive Power - Sales decreased 7% in the fourth quarter to $12.9 million from $13.9 million in the prior year's fourth quarter. The division's operating loss narrowed to $523,000, from $1.6 million in last year's fourth quarter, after including the benefit of approximately $1 million of favorable adjustments primarily related to year-end physical inventory adjustments and a decrement in the LIFO valuation. The fourth quarter of fiscal 2003 included a one-time gain of $837,000 related to a facility sale partially offset by a goodwill write-off of $496,000.

Powercom - Sales decreased 14% to $29.6 million compared with $34.3 million in last year's fourth quarter primarily due to the difficult market for telecom-related backup power. Operating income for the quarter decreased to $2.0 million. The principal items driving the decline were lower volume, higher lead prices and Reynosa start-up expenses. These were partially offset by approximately $800,000 of favorable year-end adjustments. Earnings in the fourth quarter of fiscal 2003 amounted to $7.8 million inclusive of a one-time gain of $773,000 related to a facility sale.

In commenting on the outlook for fiscal 2005, Mr. Roberts indicated: "During 2005, we anticipate additional start-up expenses, including severance and moving costs of approximately $2.0 to $2.5 million. There may also be potential, non-cash, asset impairments related to our existing Huguenot and / or Leola facilities in fiscal 2005, although we cannot, with certainty, predict the magnitude or timing of such outcomes. In addition, the price of lead has almost doubled over the past twelve months and stands at an approximately 14-year high. We anticipate the above particulars will adversely affect C&D's profitability in the near term. Specifically, in the first quarter, we expect revenues to increase modestly and to generate diluted earnings per share of between 5 and 8 cents per share. We have launched pricing initiatives to at least partially offset rising lead prices."

C&D Technologies will hold a conference call on March 16, 2004 at 9:00 AM Eastern Standard Time to discuss these results in detail. To participate, please call (706) 679-4521 approximately 5 minutes before the conference call start time. A replay of the conference call will be available at approximately 12:00 PM and will remain available until midnight on March 30, 2004. Please call (800) 642-1687 or (706) 645-9291 and enter pin number 6133348 to access the replay.

A simultaneous webcast of the conference call may be accessed at the investor relations section of our website at www.cdtechno.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until March 16, 2005.

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including, without limitation, the company's annual report on Form 10-K for the fiscal year ended January 31, 2003, or the quarterly reports filed on Form 10-Q thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                         SELECTED FINANCIAL INFORMATION
                    (In thousands, except for per share data)
                                   (Unaudited)

                          Three months ended Year ended

                                                January 31,                     January 31,
Summary of earnings                         2004           2003            2004             2003
-------------------                         ----           ----            ----             ----


Net sales                                   $81,222         $79,754        $324,824        $335,745

Gross profit                                 20,953          19,043          76,679          78,699

Selling, general and
administrative expenses                      10,668           8,328          40,459          35,136

Research and development
expenses                                      2,438           2,154           9,542           9,509

Operating income                              7,847           8,561          26,678          34,054

Income before income taxes
and minority interest                         6,887           6,652          23,769          28,797

Net income before minority
interest                                      4,338           5,365          14,974          19,383

Net income                                    4,286           5,336          14,891          19,292

Basic earnings per share                       0.17           0.21             0.58            0.75

Diluted earnings per share                     0.17           0.21             0.58            0.74

Weighted average shares
outstanding
         Basic                               25,450         25,704           25,537           25,818
         Diluted                             25,758         25,877           25,732           26,025

Other financial data

Operating cash flow                        $  8,206       $  6,975        $  41,378        $  55,150
Depreciation and amortization                 5,501          5,418           22,534           23,740

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                     SELECTED FINANCIAL INFORMATION (CONT.)
                             (Dollars in thousands)
                                   (Unaudited)

       Selected Balance                        January 31,                   January 31,
       ----------------
       Sheet data                                  2004                          2003
       ----------                                  ----                          ----

       Total cash                              $    12,306                   $    12,966

       Total assets                                385,950                       382,156

       Total debt                                   19,620                        39,919

       Total equity                                269,533                       258,274